EXHIBIT 99.1

NEWS RELEASE for June 4, 2013

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM ANNOUNCES RESIGNATION OF W.E.T. CEO CASPER BAUMHAUER

NORTHVILLE, MI, USA and ODELZHAUSEN, GERMANY (June 4, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, announced today that Caspar Baumhauer, Chief Executive Officer of its subsidiary, W.E.T. Automotive Systems AG, has resigned to pursue other opportunities. Baumhauer’s resignation was tendered on June 4, 2013 and was immediately effective.

Gentherm President and CEO Daniel R. Coker said, “During Casper’s eight-year tenure at W.E.T., that company grew to become a leader in many of the global markets it serves. His accomplishments at W.E.T. are to be commended, and we are grateful for his past contributions and service.”

Gentherm is in the process of reorganizing its global personnel reporting structure, and Baumhauer has indicated that now is an appropriate time for him to pursue new opportunities. Coker said that Baumhauer’s responsibilities will be reassigned to other key members of the Gentherm/W.E.T. management team.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future business plans. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with adverse conditions in the industries in which the Company operates which may negatively affect planned activities. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

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